Exhibit (a)(1)(N)

Form of Reminder Email to Eligible Participants With No Election Regarding the Expiration of the Exchange Offer

From: AwardTraq Exchange

Subject: Exchange Offer Reminder – ACTION REQUESTED

Hello [First Name],

If you are receiving this notice, this means your elections have not been confirmed in the system. Please note that you should receive a confirmation email when your election is submitted successfully.

As a reminder, the previously announced Offer to Exchange Eligible Options for New Options (the “Exchange Offer”) is still open and you are able to make an election until 4pm ET on April 3, 2023 unless extended by ADC Therapeutics in accordance with the Offer to Exchange. Our records indicate that you have not yet made an election.

Please read the Offer to Exchange Eligible Options for New Options, dated March 6, 2023, which is Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on March 6, 2023 (as amended by Amendment No. 1 to the Tender Offer Statement on Schedule TO, the “Schedule TO”), the Schedule TO and all other exhibits to the Schedule TO (the foregoing documents, collectively, the “Offering Documents”), which contain the rules, procedures and other information related to this Exchange Offer. The Offering Documents can be accessed at ir.adctherapeutics.com/sec-filings/default.aspx or through the SEC website at www.sec.gov. We will send a copy of all documents, free of charge, to any employee that requests them from hr@adctherapeutics.com.

An email with the link and instructions to access the Election Form via the Exchange Portal was also previously sent to you on Monday, March 6th, 2023. For your convenience you may access your Election Form through the Exchange Portal here: exchange.awardtraq.com

For any questions, please contact hr@adctherapeutics.com.

This notice does not constitute an offer. The full terms of the Exchange Offer are described in the Offering Documents, which can be accessed at ir.adctherapeutics.com/sec-filings/default.aspx or through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offering Documents.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.